PURCHASE AGREEMENT

COPELAND SMID CAP DIVIDEND GROWTH FUND

Copeland Trust, a Delaware Statutory Trust (the “Trust”), and Steven J. Adams hereby agree with each other as follows:

1.       The Trust hereby offers Steven J. Adams and Steven J. Adams hereby purchases one Class I share of the Trust's Copeland SMID Cap Dividend Growth Fund (the “Fund”) for $10.00 per share, (the “Share”). The Trust hereby acknowledges receipt from Steven J. Adams of funds in the total amount of $10.00 in full payment for such Share.

2.       Steven J. Adams represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 27th day of February, 2017.

COPELAND TRUST

ATTEST:

__/s/ Sofia A. Rosala __	___/s/ Steven J. Adams
By: Sofia A. Rosala	By: Steven J. Adams
Title: Secretary	Title: Treasurer

ATTEST:

__/s/ Sofia A. Rosala	___/s/ Steven J. Adams
By: Sofia A. Rosala	By: Steven J. Adams